Delisting Determination, The Nasdaq Stock Market, LLC, May, 11, 2026 MingZhu Logistics Holdings Limited
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Ordinary Shares of MingZhu Logistics Holdings Limited effective at the opening of the trading session on May 28, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on October 20, 2025.
On October 27, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On December 9, 2025, the hearing was held.
On December 10, 2025 the Panel reached a decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company Ordinary Shares were suspended on December 12, 2025.
The Staff determination to delist the Company Ordinary Shares became final on January 26, 2025.